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Exhibit 99.1

AmerenEnergy Generating Announces Proposed Private Debt Placement

        St. Louis, Missouri, May 30, 2002. AmerenEnergy Generating Company, a wholly owned subsidiary of Ameren Corporation (NYSE: AEE), announced today that it proposes to offer $275,000,000 of Senior Notes with a maturity date of up to 30 years after issuance in a private placement exempt from the registration requirements of the Securities Act of 1933. AmerenEnergy Generating intends to use the net proceeds from the offering to repay outstanding short-term intercompany debt and for other corporate purposes.

        The notes will be offered and sold only to "qualified institutional buyers" under Rule 144A under the Securities Act of 1933, "institutional accredited investors" under Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933 and to non-U.S. persons in offshore transactions under Regulation S under the Securities Act of 1933.

        The notes to be offered have not been registered under the Securities Act of 1933 or under applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is issued pursuant to Rule 135c under the Securities Act of 1933.

        AmerenEnergy Generating is the non-regulated electric generating subsidiary of Ameren Corporation. With assets of $10 billion, Ameren Corporation serves 1.5 million electric customers and 300,000 natural gas customers in a 44,500-square-mile area of Missouri and Illinois.

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  Exhibit 99.1
Press Release dated May 30, 2002